[Duggins Wren Mann & Romero, LLP letterhead]
September 20, 2019

Exhibit 5.11
Entergy Texas, Inc.
10055 Grogans Mill Road
The Woodlands, Texas 78380

Ladies and Gentlemen:
We have acted as local Texas counsel for Entergy Texas, Inc., a Texas corporation (the “Company”) in connection with the Registration Statement on Form S-3 (Registration Statement No. 333-233403-02) (the “Registration Statement”) relating to $300,000,000 in aggregate principal amount of the Company’s First Mortgage Bonds 3.55% Series due September 30, 2049 (the “Bonds”). The Bonds will be issued pursuant to the Company’s Indenture, Deed of Trust and Security Agreement dated as of October 1, 2008, between the Company and The Bank of New York Mellon, as trustee, (the “Trustee”) (the Indenture, Deed of Trust and Security Agreement, as amended and supplemented, including by the First Supplemental Indenture Amending the Indenture, Deed of Trust and Security Agreement dated as of September 1, 2019, and by the officer’s certificate establishing the terms of the Bonds, being hereinafter referred to as the “Mortgage”).
We, as your special Texas counsel, have examined the Registration Statement and the Mortgage, which has been filed with the Securities and Exchange Commission as an exhibit to the Registration Statement. As to questions of fact material to the opinions expressed herein, we have relied upon representations and certifications of officers of the Company and appropriate public officials without independent verification of such matters except as otherwise described herein. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purposes of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the originals of the documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We have not examined the Bonds, except a specimen thereof, and we have relied upon a certificate of the Trustee as to the authentication and delivery thereof.
Subject to the qualifications hereinafter expressed, we are of the following opinion:
The Bonds are legal, valid and binding obligations of the Company, subject to (i) applicable bankruptcy, insolvency, usury, fraudulent conveyance, receivership, fraudulent transfer, preference, moratorium, reorganization or other similar laws affecting enforcement of mortgagees’ and other creditors’ rights and by general equitable principles (whether considered in a proceeding in equity or at law), including the possible unavailability of specific performance or injunctive relief, and (ii) concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any proceeding therefor may be brought.
This opinion is limited to the laws of the States of Texas and New York and of the United States of America. To the extent that our opinions relate to or are dependent upon matters governed by the laws of the State of New York, we have relied upon the opinion of Morgan, Lewis & Bockius LLP dated today, which is being filed as Exhibit 5.10 to the Registration Statement.

We express no opinion as to the effects, if any, of the federal securities laws and regulations, the “blue sky” laws of the State of Texas and the “blue sky” laws of any other state, or federal tax laws, rules or regulations. We express no opinion except as explicitly provided herein, and our opinions are expressed as of the date hereof and are based, in each case, upon existing laws and regulations effective as of the date hereof and assume the application of such laws and regulations to events that may occur after the date of this letter. We undertake no obligation (a) to advise you of changes that may come to our attention or that become effective after the date hereof or (b) to withdraw, reissue, or supplement the opinions expressed herein as a result of any subsequent change to relevant facts or applicable law or any discovery by us that any assumption or factual conclusion set forth in this letter was incorrect as of the date hereof.
We hereby consent to the filing of this opinion as Exhibit 5.11 to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement and to the references to our firm, as Texas counsel, in the Registration Statement under caption “Legality.” In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.
This opinion is rendered to you solely in connection with the above-described matters. This opinion may not be relied on by you for any other purpose or relied on or furnished to any other person without our prior written consent.
Very truly yours,

/s/ Duggins Wren Mann & Romero, LLP

DUGGINS WREN MANN & ROMERO, LLP